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                                                                   EXHIBIT 5.1

                  [Weatherford International, Inc. Letterhead]

May 9, 2000

Weatherford International, Inc.
515 Post Oak Boulevard, Suite 600
Houston, Texas 77027

Ladies and Gentlemen:

         I am General Counsel of Weatherford International, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the registration under the Securities Act of 1933 (the "Act") of an aggregate of 12,265,918 shares (the "Shares") of the Company's common stock, $1.00 par value (the "Common Stock"), of which (i) 11,704,120 shares are to be offered upon the terms and subject to the conditions set forth in the Weatherford International, Inc. 1998 Employee Stock Option Plan and (ii) 561,798 shares are to offered upon the terms and subject to the conditions set forth in the Stock Option Agreements dated September 8, 1998, between the Company and each of David J. Butters, Sheldon B. Lubar, William E. Macaulay, Robert B. Millard and Robert A. Rayne, and the Warrant Agreement dated September 8, 1998, between the Company and Robert K. Moses, Jr. (the plans and agreements referred to in clauses (i) and (ii) above are collectively referred to as the "Plans").

         In connection therewith, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Amended and Restated Certificate of Incorporation, as amended, of the Company, the Amended and Restated By-laws, as amended, of the Company, the Plans, the records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions contained herein. I also have examined the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares.

         I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

         Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the applicable Plans, will be duly and validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Item 5. Interests of Named Experts and Counsel" in the Registration Statement.

                                               Sincerely,

                                               Curtis W. Huff